Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-239575

BLACKROCK PRIVATE INVESTMENTS FUND

Supplement dated February 8, 2023 to the

Statement of Additional Information, dated July 29, 2022,

as supplemented to date, of BlackRock Private Investments Fund

This supplement amends certain information in the Statement of Additional Information (“SAI”), dated July 29, 2022, as supplemented to date, of BlackRock Private Investments Fund (the “Fund”). Unless otherwise indicated, all other information included in the SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the SAI.

The following change is made to the Fund’s SAI:

The list following the second to last paragraph in the sub-section of the SAI entitled “Distribution of Fund Shares—Additional Payments to Selling Agents” is deleted in its entirety and replaced with the following:

Charles Schwab & Co., Inc.

Fidelity Brokerage Services LLC

Snyder Kearney, LLC

Investors should retain this supplement for future reference.

SAI-BPIF-0223SUP